Exhibit 99.1

Sanofi-aventis Forward-Looking Statements

This Schedule 14D-9 contains forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements include product development, product potential projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions. Although sanofi-aventis management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of sanofi-aventis, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMEA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of such products candidates, the absence of guarantee that the products candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives as well as those discussed or identified in the public filings with the SEC and the AMF made by sanofi-aventis, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in sanofi-aventis’ annual report on Form 20-F for the year ended December 31, 2008. Other than as required by applicable law, sanofi-aventis does not undertake any obligation to update or revise any forward-looking information or statements.

Chattem Forward-Looking Statements

This Schedule 14D-9 contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this Schedule 14D-9 include references to our announced transaction with sanofi-aventis. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2008, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors” and unexpected delays or impediments to the announced transaction with sanofi-aventis. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

Important Additional Information: The tender offer described in this Schedule 14D-9 has not yet commenced and this Schedule 14D-9 is neither an offer to purchase nor a solicitation of an offer to sell shares of Chattem. At the time the tender offer is commenced, River Acquisition Corp. and sanofi-aventis will file a Tender Offer Statement on Schedule TO, containing an offer to purchase, form of letter of transmittal and related tender offer documents, with the U.S. Securities and Exchange Commission (the “SEC”) and Chattem will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC.

Sanofi-aventis and Chattem intend to mail these documents to the shareholders of Chattem. These documents will contain important information about the tender offer and shareholders of Chattem are urged to read them carefully when they become available. Shareholders of Chattem will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov.

2

FINAL TRANSCRIPT CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call Event Date/Time: Dec. 21. 2009 / 2:15PM GMT

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

CORPORATE PARTICIPANTS

Bob Bosworth

Chattem, Inc. - President, COO

Zan Guerry

Chattem, Inc, - Chairman, CEO

Chris Viehbacher

Sanofi-Aventis - CEO

CONFERENCE CALL PARTICIPANTS

Joe Altobello

Oppenheimer & Co. - Analyst

Jason Gere

RBC Capital Markets - Analyst

Mike Schwarz

SunTrust Robinson Humphrey - Analyst

Doug Lane

Jefferies & Company - Analyst

Jon Andersen

William Blair & Company - Analyst

PRESENTATION

Operator

Good morning, everyone and welcome to Chattem’s conference call to discuss today’s announcement. Today’s conference is being recorded.

Today’s presentation is available on the investor relations portion of Chattem’s website at www.Chattem.com.

Prior to today’s discussion the Company has asked for forward-looking statements to be read.

Statements made in this presentation that are not historical facts, including management’s beliefs and expectations, are forward-looking statements as this term is defined under federal securities law. It is possible that actual results might differ materially from the statements made in the presentation.

All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected, and including those risk factors described in the Company’s filings with the Securities and Exchange Commission.

Further, forward-looking speak as — only as of today, the date that they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

The tender offer described in this presentation has not yet commenced, and this presentation is neither an offer to purchase nor a solicitation of an offer to sell shares of Chattem. At the time the tender offer is commenced River Acquisition Corporation and Sanofi-Aventis will file a tender offer statement on Schedule TO containing an offer to purchase form of letter of transmittal and related tender offer documents with the US Securities and Exchange Commission, and Chattem will file a solicitation recommendation statement on schedule 14b-9 relating to the tender offer with the SEC.

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Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Sanofi-Aventis and Chattem intend to mail these documents to the shareholders of Chattem. These documents will contain important information about the tender offer, and shareholders of Chattem are urged to read them carefully when they become available.

Shareholders of Chattem will be able to obtain a free copy of these documents when they become available, at the website maintained at SEC — at WW.SEC.gov.

Now I would like to turn the call over to Chattem’s President and Chief Operating Officer, Bob Bosworth. Please go ahead, sir.

Bob Bosworth - Chattem, Inc. - President, COO

Thank you, operator. Good morning, everyone, and welcome to our conference call. We appreciate you joining us on such short notice. And while it is short notice we are very excited to speak with you this morning about today’s announcement that we’ll be acquired by Sanofi-Aventis, one of the world’s leading global health care companies.

I’m joined today in person by a Zan Guerry, our Chairman and Chief Executive Officer, and Robert Long, our Vice President and Chief Financial Officer.

In addition, we are really pleased that Chris Viehbacher, Chief Executive Officer of Sanofi, is joining the call by phone as well.

Zan — in terms of what we will cover today, Zan will begin this morning by providing some overall comments about the transaction and about the benefits it creates for our shareholders and for others. Then we will ask Chris to provide a brief overview of Sanofi and discuss the opportunities this combination will create for our combined companies. Finally, I will discuss the financial terms of the transaction and the path we have to close. We’ll then open the call to your questions.

We will limit the call to 45 minutes, and we ask that during the Q&A session of the call that you limit your questions in order to allow others to participate.

Now I’d like to turn the call over to our Chairman and Chief Executive Officer, Zan Guerry.

Zan Guerry - Chattem, Inc, - Chairman, CEO

Thank you, Bob. I would also like to add my welcome to all of you, and especially to Chris Viehbacher for joining our call this morning.

As you know, Sanofi-Aventis and Chattem announced this morning that we have signed a definitive agreement for Sanofi-Aventis to acquire Chattem for $93.50 in cash per share through a tender offer and merger.

This is a compelling transaction for our Company, both the financial benefits it provides to our shareholders and the strategic opportunities it creates for our customers, employees and the communities we serve. Our Board of Directors was unanimous in its approval of this transaction.

First, the transaction offers significant and immediate value for Chattem shareholders. The tender offer represents a very attractive premium to our recent stock price, and it offers the certainty of an all-cash transaction.

Equally important as to Chattem is the clear strategic rationale of combining these two great companies.

As you all know Chattem is a US-based consumer health care with a strong portfolio of products, and our focus has primarily been in our home market here in the US.

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Sanofi-Aventis has a very strong presence around the globe, in both emerging and developed markets, but it has never had an OTC presence in the United States.

By putting these two complementary companies together we are creating tremendous growth opportunity. We believe we will bring a lot to the table from our nearly 130-year history of managing and growing brands here in the US, and we are excited by the skills, knowledge and global reach of Sanofi-Aventis.

As we evaluated the combination with Sanofi-Aventis, we paid very close attention to the effect it would have on our important other audiences. We are very pleased to have a partner who values our strengths and plans to build on our success.

Following the completion of the transaction, Chattem and Chattanooga will become the foundation of Sanofi-Aventis’ US OTC business. This is great news for our employees and our local community. For our customers we expect this to be a very smooth transition. We will retain our functional autonomy and the management team will remain in place.

Finally, as Bob will discuss in a few minutes we expect the transaction to have a clear and speedy path to close. The tender offer structure will allow us to complete the transaction in the first quarter of 2010, subject to certain regulatory approvals and closing conditions.

Following the completion of the transaction, Chattem will become the headquarters of Sanofi-Aventis’ US consumer health care business. This will be a growth platform for Sanofi-Aventis and Chattem’s operations and manufacturing facilities will remain in place. Our entire senior management team is committed to continuing with the Company and I will lead Sanofi-Aventis’ strategy in the US consumer health market. Sanofi-Aventis will be making significant investments in our people and our communities.

We know that Sanofi-Aventis has a track record of being involved in the communities in which it operates, and we are pleased with the commitments it has made to the people of Chattanooga. It has committed to continue construction on our third venue manufacturing facility, for example, and to preserve Chattem’s existing involvement in the Chattanooga community.

Given perhaps my last opportunity to address many of you analysts and investors, etc., I wanted to make just a couple of closing remarks before turning it over to Chris.

If there is a single phrase that kind of sums up our philosophy and my philosophy as CEO of Chattem, that phrase would be, a passion for brands. And I think you know, over these years, I start every single call by telling you what our brands are doing – which ones are winning, which ones we are trying to get going better, what the future holds for that brand – because the value of Chattem, the intrinsic value, is exactly the value of the brands. And we have done a phenomenal job over this period of building brands, and that is the reason that we have this opportunity to present to you today – is because of this long-term commitment to building our brands and the passion for our brands.

While not reminiscing too much, we have indeed created some amazing success stories. Not too, too long ago, Ben-Gay was dominating the top analgesic market. Now, Icy Hot dominates the topical analgesic market. Recently, Cortaid was a good, strong brand. Since our acquisition of Cortaid from Pfizer, Cortaid is dominating the anti-itch market.

Gold Bond is a once-in-a-lifetime success story of taking a powder not too many years ago and creating $100 million-plus mega-brand and still growing from that standpoint. And then ACT is the only mouthwash in America that is growing for the last four weeks, 52 weeks, whatever, period. So this commitment to our brands has created these success stories and these success stories have indeed attracted people such as Sanofi-Aventis to our successes and have allowed us the opportunity to present to you such exciting news today.

Now it’s my pleasure to turn the call over to Chris Viehbacher, Chief Executive of Sanofi-Aventis.

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Chris Viehbacher - Sanofi-Aventis - CEO

Thank you, Zan. Good morning, everybody. Zan, thank you for the invitation to be part of the call.

I have to say, I’ve always had a strong interest in consumer health care myself. I grew up with the Burroughs Wellcome brands of Actifed and Sudafed and Polysporin and Zantac, which have now made their circuitous way through Pfizer into the hands of Johnson & Johnson. But I’ve always had a deep appreciation for the synergy and the value creation of brands.

We are as a Company very present in consumer health care outside of the United States. We are the sixth-biggest company in OTC, very strong in places like Russia and France and Brazil.

We’ve never had a position in the United States. Up until now we've worked through joint ventures, partnerships. And as we looked at the opportunity to switch Allegra from a prescription product to OTC, it allowed us to think about how do we actually create a platform in the US? We knew we couldn’t do it ourselves. We needed help from people who really know this business. And as Zan just said, we found in Chattem 130 years of successful consumer marketing skills. The passion for brands became extremely evident as I met with Zan and Bob over the last number of months and weeks as we thought about this combination. So I became extremely impressed just looking at the profit margins and the highly competitive business, some of the innovative approaches to brand management and thinking.

So we believe that given some of the Rx-to-OTC switches that we have started with Allegra – but we have a number of other ones – we truly are providing some of the real innovative impulses to the OTC market, coupled with very strong and deep competence in this sector, that we felt we could get together and build something great together.

So as we come together we will be the fifth-biggest global consumer health care company. Fifth ain’t good enough yet, and I think Zan and I can think about ways of getting that even higher with the opportunities of the Rx-to-OTC switches by being able to take some of Chattem’s brands and utilizing the big, global footprint of Sanofi-Aventis and marketing those in other countries.

So as we look at it, this is quite an opportunity for us to not just be the bolt-on acquisition for another company, but to truly create a strong US consumer health care company.

For those of you who don’t know us, we are one of the big players in the pharmaceutical sector, over $40 billion in sales, 110,000 employees worldwide. Importantly, we are the number one Company in nontraditional markets outside of the US and Europe. These are markets where over-the-counter medicines are growing strongly, as macroeconomic trends start to create middle classes of people who are looking for affordable health care options, convenient health care options. The global trend towards urbanization is also increasing both incomes and access to health care. And so I think by being able to take particularly I think things like the Icy Hot brand and Gold Bond brands we can certainly move north to Canada and south into Latin America where we have significant presence.

We have brands covering a number of different areas. We’ve made a number of acquisitions in this to strengthen our area, everywhere from a nutrition company in Australia and a wellness company in France. We have leadership positions in Mexico in OTCs, for example. So we actually will be able to I think achieve some significant synergies.

What is important, though, again is that we are able to build upon the experience of Chattem, and that’s why we really want to make sure that we maintain our presence in Chattanooga.

I am extremely happy that Zan and his top leadership team, and Bob, have agreed to join the Sanofi-Aventis family. I think this is extremely important for us that we are able to rely upon that experience and talent. And again, I think we’re going to end up with a very strong relationship. We have some new assets. Chattem has the know-how, the distribution abilities, some very

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

savvy consumer marketing skills. So I think we’re going to have a great opportunity to work together and I certainly am looking forward to this, and this is very exciting for us.

Thanks, Zan, and I will turn it back to you.

Zan Guerry - Chattem, Inc, - Chairman, CEO

Thank you, Chris, for those excellent words. Bob Bosworth will take it through some details.

Bob Bosworth - Chattem, Inc. - President, COO

Thanks, Zan and Chris. I will walk through some of the details of the transaction. If you are following the presentation, which as I said before is available on the Chattem website, Sanofi-Aventis will initiate a tender offer to acquire 100% of the outstanding shares of Chattem, in an all-cash tender offer for $93.50 a share. It’s approximately a $1.9 billion transaction which will be followed by a second step merger.

The tender price of $93.50 represents a 34% premium over the closing price of Chattem’s shares on Friday and a 44% premium above the average closing price of Chattem’s shares during the six months preceding the announcement of this transaction.

The offer itself is conditioned on the tender of a majority of Chattem shares calculated on a fully-diluted basis, and the receipt of certain regulatory approvals, most notably Hart-Scott-Rodino and other customary closing conditions.

Following the successful completion of the tender offer, a wholly-owned subsidiary of Sanofi will merge with Chattem, and the outstanding Chattem shares not tendered in the tender offer will be converted into the right to receive the same $93.50 per share in cash paid during the tender offer. Importantly, Chattem’s Board of Directors has unanimously approved this definitive agreement.

Turning to slide 13, because of this structure of the tender offer and the complementary nature of our two businesses, we are expecting a very clear and speedy path to closing. Sanofi-Aventis intends to commence the tender offer in early January, and following the receipt of certain regulatory approvals and customary closing conditions, we do expect to complete the transaction in the first quarter of 2010.

Before we open the floor for questions, let me recap a couple of compelling benefits of this transaction.

First, it does offer significant and immediate value for our shareholders, for Chattem shareholders. It creates a global consumer health care leader with attractive revenue growth opportunities. It creates substantial benefits for our customers, for our employees and for the city of Chattanooga. And it has a clear and speedy path to closing.

With that, I would like to turn it back to the operator and open up the call for questions.

Q U E S T I O N S    A N D    A N S W E R S

Operator

(Operator Instructions) Joe Altobello, Oppenheimer.

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Joe Altobello - Oppenheimer & Co. - Analyst

Thanks, good morning, guys. First question, I guess for Zan, in terms of the process – to the extent you can, could you let us in on how this deal came about? Was it a negotiated deal? Did you approach Sanofi, or vice versa? Were there other bidders involved?

Bob Bosworth - Chattem, Inc. - President, COO

This is Bob. The fact is that Sanofi and Chattem represent, as Chris has said and as Zan has said, a great combination of two businesses.

In terms of specific process, some of it will become available when the tender materials are filed, but we just aren’t in a position to talk about the process beyond that.

Joe Altobello - Oppenheimer & Co. - Analyst

Okay. And then in terms of the Sanofi side, does this deal require Board or shareholder approval, or no?

Chris Viehbacher-Sanofi-Aventis - CEO

We have board approval on the Sanofi side, so we are good to go.

Joe Altobello - Oppenheimer & Co. - Analyst

Okay. And then lastly, in terms of any outstanding regulation issues, Icy Hot in particular, could you give us an update there and if those have to have some kind of resolution for this deal to close?

Zan Guerry - Chattem, Inc, - Chairman, CEO

No, the deal is not contingent on any of those issues, and actually the Icy Hot news is continuing to be better. But it’s not contingent on that.

Joe Altobello - Oppenheimer & Co. - Analyst

When you say continuing to do better, what do you mean?

Zan Guerry - Chattem, Inc, - Chairman, CEO

Well, it’s not contingent on Icy Hot.

Joe Altobello - Oppenheimer & Co. - Analyst

Okay, perfect; thank you.

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Operator

Jason Gere, RBC Capital Markets.

Jason Gere - RBC Capital Markets - Analyst

Thanks, and I guess it’s fair to say happy holidays to you and your shareholders.

I guess I wanted to talk about going forward and thinking about the portfolio. Zan, when you guys look at the portfolio, you have obviously some of the big brands in there, and there were some smaller brands that you kind of held on for cash. So now when you kind of combine with Sanofi, how do you think about the portfolio going forward? Are there brands – can you make some decisions now with exiting some businesses that maybe you wouldn’t have done as a stand-alone company?

Zan Guerry - Chattem, Inc, - Chairman, CEO

Well, it’s too early to comment on that. We have stated publicly that there are some brands that don’t fit our core strategy. I would somewhat say, this has not been a great market to divest any brands over this period. And we as you know, whether it’s acquiring brands or divesting brands, we look at the economics of that particular transaction as we will continue to look at that.

Will it push us perhaps to be a little bit more aggressive in that way? Yes, perhaps a little more aggressive in that way, but it’s too early to make any more comments than that.

Jason Gere - RBC Capital Markets - Analyst

Okay, great. And then just the other question, I guess I was going to ask just about some of the Sanofi products, as you combined the two. And obviously for you, Zan and Bob, the strength has been in your operating margins, how well you’ve been able to kind of produce everything in-house.

Is it too early or can you provide a little bit of color, what some of the tactics are, what type of margins you think you could get with some of these products? I’m not as familiar with the categories, but I was just wondering if you could shed a little bit of color just from a margin standpoint.

Zan Guerry - Chattem, Inc, - Chairman, CEO

Well you know, in general OT – the product that we are talking about officially today that’s been mentioned is the switch of Allegra, and Allegra is an OTC category. Not any particular difference than many of the other categories we compete in, and so there would be no particular reason to think that the dynamics of that in terms of return would be any different than you would from an Icy Hot.

Obviously, anytime there’s an introduction you have some initial introductory costs, but almost all OTC categories that we compete in have very favorable dynamics and we would think Allegra would only add to that.

Jason Gere - RBC Capital Markets - Analyst

Okay, great and congratulations again, guys.

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Operator

Bill Chappell, SunTrust.

Mike Schwarz - SunTrust Robinson Humphrey - Analyst

Hey, this is Mike [Schwarz] filling in for Bill Chappell. You know, just to get a clear picture of the total transaction value, how much debt, if any, will be assumed by Sanofi in the deal?

Bob Bosworth - Chattem, Inc. - President, COO

All of Chattem’s outstanding debt will be assumed by (multiple speakers).

Mike Schwarz - SunTrust Robinson Humphrey - Analyst

And is that still around $400 million?

Bob Bosworth - Chattem, Inc. - President, COO

We have not released our fourth quarter earnings yet. The last reported number was, at the end of the third quarter, $400 million less the cash [own]. Obviously, as we’ve said in a couple of investor calls since then, we continue to generate cash on a monthly basis.

Mike Schwarz - SunTrust Robinson Humphrey - Analyst

Okay, great, thanks a lot. And then, also, as to the $93.50 offering, you know it seems like a pretty precise number. Could you provide maybe some more color on how you got to that number?

Zan Guerry - Chattem, Inc, - Chairman, CEO

I think Bob commented earlier that that scenario we are not going to get into.

We think it’s a very attractive number. Bob gave you the percentages over the last six months and other things, but the details of how that specific number came about, we will not get into. There will be some available public information in some filings, but we are not going to cover that on the call today.

Operator

Doug Lane, Jefferies & Company.

Doug Lane - Jefferies & Company - Analyst

Yes, hi, good morning everybody. To follow up on the previous question, so the real value of this deal is the $1.9 billion equity, plus $300 million-some-odd debt for about $2.2 billion?

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Bob Bosworth - Chattem, Inc. - President, COO

That’s roughly correct.

Zan Guerry - Chattem, Inc, - Chairman, CEO

Yes.

Doug Lane - Jefferies & Company - Analyst

Okay, okay. And then Zan, how is your time going to change going forward? Should rethink of Chattem or Sanofi US as more of an acquirer under the parent out of Europe than perhaps Chattem was stand-alone, or will you still be working mostly on internal development of brands and line extensions?

Zan Guerry - Chattem, Inc, - Chairman, CEO

I think that my time will be pretty much as exactly it has been spent. Bob’s time will be changed a little different. He can spend a little more time on the operations and a little less time on all the distractions and the expenses of being a public company. But for me, I think it will be very, very much business as usual.

It will take away – I will have extra time for many of the financing decisions, many of – all of the earnings calls, the issues with that. But for basically 90% of what I do, I don’t think will change at all. We will be playing in some very exciting opportunities with Allegra, which personally based on passion for brands I can hardly wait to get working on. But we’ve got some good stuff coming with our current brands, as you know, some new products, and we are in the process of building Icy Hot, Gold Bond, ACT and Cortizone. We all have – particularly those four, we have big growth ideas, and that has traditionally been where I spend my time, and that will continue.

Doug Lane - Jefferies & Company - Analyst

Do you and Bob envision spending more time thinking about acquiring other brands now as part of Sanofi than perhaps you would stand-alone?

Zan Guerry - Chattem, Inc, - Chairman, CEO

We think about that always, as much as we can. Thinking about it and finding the right acquisitions are two different things. As we’ve mentioned over the years, that kind of comes and goes. You can have up period of a couple of years where you don’t see much, and then all of a sudden boom, boom, some things come along.

So we certainly have always committed to that, but we’ve always committed to buying the right brand at the right price.

I think it’s more important than ever today to make sure you’re buying quality brands, leading brands, and of course that makes it even a little more difficult to find such brands. But we will continue as much as possible to look for those.

Doug Lane - Jefferies & Company - Analyst

Okay, thank you.

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Operator

Jon Andersen, William Blair.

Jon Andersen - William Blair & Company - Analyst

Congratulations, and most of my questions have been answered, but I did want to say that I have enjoyed working with you, Zan, Bob and Robert over the years, and I will miss covering the company.

Zan Guerry - Chattem, Inc, - Chairman, CEO

Likewise, thanks. And many of you who are on the call we’ve worked worth a long time. And we’ve enjoyed that most of the time, and particularly with you, Jon, so thank you.

Jon Andersen - William Blair & Company - Analyst

Just one quick question. As you think about how the level of support or type of support, given the Chattem brands may change going forward, if at all, can you just comment on how that might change under Sanofi ownership relative to standalone?

Zan Guerry - Chattem, Inc, - Chairman, CEO

Offhand, I would suggest minimal. They are professing great confidence in us, and our job is going to be to win that confidence. Chris may want to add something there.

Chris Viehbacher - Sanofi-Aventis - CEO

Zan, I think you and Bob have done a great job, and obviously if we can provide support and enhance anything, but I think most of the big opportunity is getting Allegra switched. If there are opportunities in the US, we will clearly operate. But have to say, I think you guys have done a great job thus far. I don’t see that we are going to necessarily be able to add to that.

Operator

At this time I would like to turn the call over to Mr. Bob Bosworth for closing remarks.

Bob Bosworth - Chattem, Inc. - President, COO

Well, once again, as we bring this call to a close we want to thank everybody on the phone for participating.

Thanks, Chris, for taking your time to be on the call and it’s been a pleasure dealing with you all. We are looking forward to an exciting future, we are looking forward to launching Allegra, and we’re looking forward to just a really positive relationship between the two companies.

With that, we will end the call. Thank you.

Zan Guerry - Chattem, Inc, - Chairman, CEO

Thanks, everyone. Goodbye.

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FINAL TRANSCRIPT
Dec. 21. 2009 / 2:15PM, CHTT - Sanofi-aventis to Acquire Chattem Inc., Creating a Strong U.S. Consumer Healthcare Platform - Chattem Conference Call

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a great day.

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